UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CALLON PETROLEUM Company

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CALLON PETROLEUM COMPANY
ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING REQUIREMENTS
QUORUM AND OTHER MATTERS
PROPOSAL I
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER RELATED INFORMATION
PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING
FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS
OTHER BUSINESS

CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI 39120
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 1, 2008
     To Our Shareholders:
     Notice is hereby given and you are cordially invited to attend the Annual Meeting of Shareholders of the Company which will be held in Natchez, Mississippi, on Thursday, May 1, 2008, at 9:00 a.m., in the Grand Ballroom of the Country Inns & Suites, 111 Broadway Street, Natchez, Mississippi 39120, for the following purposes:
1.	To elect one Class I director to hold office until the 2010 Annual Meeting of Shareholders and elect two Class II directors to hold office until the 2011 Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
     Specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.
     Only shareholders of record at the close of business on March 20, 2008 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, we request that you sign, date and promptly mail the enclosed proxy in the pre-addressed envelope enclosed.

By Order of the Board of Directors
/s/ Robert A. Mayfield
Robert A. Mayfield
Corporate Secretary

Natchez, Mississippi
April 10, 2008
     IF YOU CANNOT ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE 2008 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

PROXY STATEMENT

CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi 39120
(601) 442-1601

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 1, 2008

SOLICITATION AND REVOCABILITY OF PROXIES
     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Callon Petroleum Company, a Delaware corporation, from shareholders of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 1, 2008, at 9:00 a.m., in the Grand Ballroom of the Country Inns & Suites, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournment or postponement thereof. The purpose of the meeting is to consider and vote upon the matters described in the accompanying Notice of Annual Meeting of Shareholders.
     A proxy in the form accompanying this proxy statement, when properly executed and returned, will be voted in accordance with the directions specified on the proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposals set forth in the notice. Any proxy may be revoked at any time before it is exercised by delivering, to the Corporate Secretary of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Proxies submitted by mail must be received on or before April 30, 2008. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the 2008 annual meeting. If a shareholder holds shares in a broker’s account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions have been given, under rules of The New York Stock Exchange the broker may decide how to vote with respect to those shares as to the Board nominee and the ratification of the Company’s independent accounting firm for the 2008 fiscal year.
     This proxy statement and the accompanying notice and form of proxy are being mailed to shareholders on or about April 10, 2008. The Annual Report for the Company’s fiscal year ended December 31, 2007 is also being mailed to shareholders contemporaneously with this proxy statement, although the Annual Report does not form a part of the material for the solicitation of proxies. The contents of this proxy statement have been approved by our Board of Directors.
     Proxies will be solicited primarily by mail, but employees of the Company may also solicit proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of our common stock. All costs incurred in the solicitation of proxies will be borne by the Company.
Matters to be Considered at the Annual Meeting
     Unless otherwise indicated, proxies in the form enclosed that are properly executed, duly returned, and not revoked will be voted in favor of (1) the election of one Class I director nominee and two Class II director nominees to the Board of Directors named herein, and (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
     The Board of Directors is not presently aware of any other proposals that may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with what they consider to be in the best interests of the Company and our shareholders.

VOTING REQUIREMENTS
     The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of all shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 200 North Canal Street, Natchez, Mississippi 39120. Such list will also be available at the Annual Meeting and may be inspected by any shareholder who is present.
     On the record date, our outstanding voting securities consisted of 20,941,779 shares of common stock. Holders of common stock will be entitled to one vote per share held of record on the record date for each proposal to be presented at the Annual Meeting.
QUORUM AND OTHER MATTERS
     The holders of a majority of the total shares of common stock issued and outstanding on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count towards the establishment of a quorum.
     The election of directors requires the favorable vote of the holders of a plurality of shares of common stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.
     A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the appointment of the Company’s independent registered public accounting firm. If this appointment is not ratified by holders of our voting securities, the Audit Committee and the Board may reconsider its appointment and endorsement, respectively. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner.
     Votes cast at the meeting will be counted by the inspector of election.

PROPOSAL I
ELECTION OF DIRECTORS
Nominees
     Our Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I (currently with two directors), Class II (currently with two directors) and Class III (currently with two directors). One class of directors is elected at each annual meeting of shareholders to serve for a three-year term.
     The term of the one Class I director, Mr. Larry D. McVay, will expire on the date of the Annual Meeting. Mr. McVay has been nominated to serve as a Class I director until the 2010 Annual Meeting, or until his successor has been duly elected and qualified. Mr. McVay was nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee.
     The term of the two Class II directors, Mr. B. F. Weatherly and Mr. Richard O. Wilson, will expire on the date of the Annual Meeting. Both Mr. Weatherly and Mr. Wilson were nominated to serve as a Class II directors until the 2011 Annual Meeting, or until his successor has been duly elected and qualified. Both were nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee.
     All shares of common stock represented by the proxies will be voted “FOR” the election of all director nominees, except where authority to vote in the election of a director has been withheld. Should either of the nominees become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominee designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. Messrs. McVay, Weatherly and Wilson have consented to be nominated and have expressed his intention to serve if elected. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected. Only the nominees or a substitute nominee designated by the Board of Directors will be eligible to stand for election as director at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the election of all the nominees.

Directors and Executive Officers of Callon Petroleum Company
     The following table provides information with respect to the nominees, all current directors whose terms will continue after the Annual Meeting, and the present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or their earlier removal or resignation from office.

		Company
Name	Age	Position Since	Present Company Position
Class I Director:
(Term Expires in 2008) Larry D. McVay	60	2007	Director, Nominee

(Term Expires in 2010) John C. Wallace	69	1994	Director

Class II Directors:
(Term Expires in 2008) B. F. Weatherly	63	1994	Director, Nominee, Executive Vice President and Chief Financial Officer

Richard O. Wilson	78	1995	Director, Nominee

Class III Directors:
(Term Expires in 2009) Fred L. Callon	58	1994	Director, Chairman of the Board, President, and Chief Executive Officer

L. Richard Flury	60	2004	Director

Other Executive Officers:
Mitzi P. Conn	39	2007	Corporate Controller
Robert A. Mayfield	57	2000	Corporate Secretary
Thomas E. Schwager	57	1997	Vice President
H. Clark Smith	55	2001	Chief Information Officer
Rodger W. Smith	58	1999	Vice President and Treasurer
Stephen F. Woodcock	56	1997	Vice President
     The following is a brief description of the background and principal occupation of each director and executive officer:
     Fred L. Callon has been Chairman of the Board of Directors of the Company since May 2004 and President and Chief Executive Officer of the Company and Callon Petroleum Operating Company since January 1997. Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is the nephew of the late John S. Callon, the Company’s founder.
     Mitzi P. Conn is Controller for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in May 2007, she had served as assistant controller since May 2004. Mrs. Conn has held various other positions in finance and accounting since she joined the Company in June 1993. Prior thereto, she was a general accountant for Graham Resources, Inc. She received her B. S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.
     L. Richard Flury is a graduate of the University of Victoria (Canada). He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive, Gas and Power and Renewables, on December 31, 2001, a position he had held since June of 1999.  Prior to Amoco’s merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, he is a member of the Board of Directors of Questar Corporation, a publicly-traded oil and gas company, and the Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, and serves as a Trustee of Thunderbird — The Garvin School of International Management.
     Robert A. Mayfield is the Corporate Secretary and also oversees Tax Services for the Company and Callon Petroleum Operating Company. He was appointed Corporate Secretary in February 2000. Prior to his appointment as Corporate Secretary, he had served as the Manager of Tax Services and Securities and Exchange Commission Reporting since 1981. Prior to joining Callon, he was employed by McCormick Oil and Gas Company in Houston, Texas, where he served as an assistant to the tax manager. Mr. Mayfield received his B.S. degree in accounting from Louisiana Tech University in 1972 and is a member of the Society of Corporate Secretaries & Governance Professionals.
     Larry D. McVay was appointed to the Board of Directors in October 2007. Prior to his retirement from BP in 2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. Mr. McVay is currently a Managing Director of Edgewater Energy Partners, LLC, an oil and gas consulting company. From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP. He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations. Mr. McVay has led a distinguished international oil and gas career spanning 38 years with Amoco, BP and TNK-BP. He worked in various engineering, management and leadership positions with Amoco and BP both domestically and internationally. Mr. McVay earned a mechanical engineering degree from Texas Tech University where he was recognized as a Distinguished Engineer in 1995. In January 2008 he became a member of the Board of Directors of Praxair, Inc., the largest industrial gases company in North and South America.
     Thomas E. Schwager has been Vice President of Engineering and Operations for the Company and Callon Petroleum Operating Company since November 1997. Mr. Schwager has held various engineering positions with the Company and its predecessors since 1981. Prior to joining the Company, Mr. Schwager held engineering positions with Exxon Company USA in Louisiana and Texas. He received his B.S. degree in petroleum engineering from Louisiana State University in 1972. He is a registered professional engineer and a member of the Society of Petroleum Engineers.
     H. Clark Smith is Chief Information Officer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in March 2001, he had served as Manager – Information Technology since January 1990 and in other computer related positions with the Company and its predecessors since 1983. At Mississippi State University, he majored in Industrial Technology. During his tenure with the Company, he has received extensive technical and management training from the University of Southern Mississippi, International Business Machines, Microsoft, Novell, and Arthur Andersen & Company. He has also served as Manager – Information Services with Jefferson Davis Regional Medical Center and as a principal of the consulting firm, Mississippi Computing Consultants.
     Rodger W. Smith is a Vice President and also serves as the Treasurer for the Company and Callon Petroleum Operating Company. Mr. Smith was appointed Treasurer in April 1999 and Corporate Controller in 2004. Prior to being appointed Treasurer, he served as Manager of Budget and Analysis since 1994. Prior to 1994, Mr. Smith was Manager of Exploration and Production Accounting and has been employed by the Company and its predecessors since 1983. Prior to his employment with the Company, he was employed by International Paper Company as a plant controller. He received his B.S. degree in accounting from the University of Southern Mississippi in 1973.
     John C. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. For over twenty-five years, he has served as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004 he successfully completed the International Uniform Certified Public Accountant Qualification Examination (“IQEX”) and has received a CPA Certificate from the State of Illinois. Mr. Wallace is a director of Fred. Olsen Energy ASA, a publicly-held Norwegian company engaged in the offshore energy service industry; and Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies.

     B. F. Weatherly is Executive Vice President and Chief Financial Officer for the Company and Callon Petroleum Operating Company. Prior to joining the Company in November 2006, he was a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989. He was also a general partner of CapSource Fund, L.P., Jackson, Mississippi, an investment fund, and held that position since 1997. Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967. Mr. Weatherly has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc.
     Richard O. Wilson is an Offshore Consultant. In his 50 years of working in offshore drilling and construction, he spent two years with Zapata Offshore and 21 years with Brown & Root, Inc. working in various managerial capacities in the Gulf of Mexico, Venezuela, Trinidad, Brazil, the Netherlands, the United Kingdom, Norway and Mexico. Mr. Wilson was a Director and Senior Group Vice President of Brown & Root, Inc. and Senior Vice President of Halliburton, Inc. For 18 years he was associated with Fred. Olsen Interests where he served as Chairman of OGC International PLC, Dolphin A/S and Dolphin Drilling Ltd. He holds a B.S. degree in Civil Engineering from Rice University. Mr. Wilson is a Fellow in the American Society of Civil Engineers, a Director of Flotek Industries, Inc. and a Director of the Museum of Printing History in Houston, Texas. In 2000 Mr. Wilson was elected an Industry Pioneer by the Offshore Energy Center, Houston, Texas.
     Stephen F. Woodcock is Vice President of Exploration for the Company and Callon Petroleum Operating Company. Prior to being appointed to this position in November 1997, Mr. Woodcock had served as Manager of Geology and Geophysics since his initial employment by the Company and Callon Petroleum Operating Company in 1995. Prior thereto, he was Manager of Geophysics for CNG Producing Company and Division Geophysicist for Amoco Production Company. Mr. Woodcock received a master’s degree in geophysics from Oregon State University in 1975.
     All officers and directors of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada. L. Richard Flury holds both U.S. and Canadian citizenship.
The Board of Directors and Governance Matters
     General. In accordance with our by-laws and the laws of Delaware, our state of incorporation, our business and affairs are managed under the direction of the Board of Directors. The Board of Directors generally meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board of Directors may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action.
     During 2007, the Board of Directors of the Company met formally four times and executed four unanimous written consents. All of the Company’s directors attended all of the board meetings. In addition, to promote open discussion, the non-management directors meet in executive (private) sessions without management following each quarterly board meeting. The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent directors select a different independent director to serve as the chairperson for all executive sessions held during that fiscal year. L. Richard Flury, chairman of the Compensation Committee presided over all executive sessions during 2007.
     In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are more fully described in the following pages.
     Director Independence. It is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. The Company’s Corporate Governance Principles contain the following guidelines to assist the Board in determining director independence in accordance with the applicable New York Stock Exchange and SEC rules:
•	No director who is an employee or former employee of the Company, or whose immediate family member is an executive officer or former executive officer of the Company, shall be considered “independent” until three years after such employment has ended;

•	No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $100,000 per year in direct compensation from the Company, other than fees received in such director’s capacity as a member of the Board or any Board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered “independent.” Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence;
•	No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal auditor or independent auditing firm of the Company shall be considered “independent;”

•	No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any executive officer of the Company serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the Board of Directors) shall be considered “independent;”

•	No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenue shall be considered “independent” until three years after such payments fall below such threshold; and

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year look-back provisions, it does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.
     The Board of Directors has affirmatively determined that Messrs. Flury, McVay, Wallace and Wilson do not have any material relationships with the Company that may interfere with the exercise of their independence from management and the Company and are independent directors under applicable New York Stock Exchange rules, SEC rules and in accordance with our Corporate Governance Principles. Prior to his appointment as Executive Vice President and Chief Financial Officer in November 2006, the Board of Directors also affirmatively determined that Mr. B. F. Weatherly met the criteria and was an independent director. In connection with his employment with the Company, he no longer qualified as an independent director. Mr. Weatherly resigned from all committees of the Board, but continues his role as a management member of the Board of Directors.
     Corporate Governance Principles. The Company believes that good corporate governance is important to ensure that Callon Petroleum Company is managed for the short- and long-term benefit of its shareholders. Available on the Company website, www.callon.com, under the section “Governance”, are copies of the Company’s:
•	Corporate Governance Principles;

•	Code of Business Conduct and Ethics;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter; and

•	Members serving on each of the Board of Director’s Committees.
     Any amendments to or waivers of the foregoing documents will also be posted on the Company’s website. Copies of these documents are available in print, free of charge, to any shareholder upon request to the Company’s Corporate Secretary.
     Ethics. The Company’s Code of Business Conduct and Ethics sets forth our policies and expectations. The Code, which applies to every director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Code meets the New York Stock Exchange’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Code.
     Communication with the Board of Directors. In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Callon shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee, or with the non-management directors of the Company as a group, by written communications addressed in care of Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, MS 39120.
     All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:
•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.
     The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.
     The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the record date, no such communications have been received.
     Attendance at Annual Meeting of Shareholders. It is the policy of the Board that, to the extent possible, all directors attend the Annual Meeting of Shareholders. All then current directors attended the 2007 Annual Meeting of Shareholders.
Committees of the Board of Directors
Audit Committee Functions and Responsibilities
     The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. The Audit Committee reviews the accounting and auditing procedures and financial reporting practices of the Company and is responsible for the engagement of and overseeing all audit work conducted by the Company’s independent registered public accounting firm. The Audit Committee is governed by a charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensures such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.
     The Audit Committee is composed entirely of non-management members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, and are “independent” and “financially literate” as defined by New York Stock Exchange rules. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies. The Audit Committee is currently comprised of Messrs. Wallace (Chairman), Flury, and Wilson. Prior to his resignation from the Audit Committee in connection with his employment with the Company, Mr. B. F. Weatherly also served as a member of the committee. Additionally, the Board of Directors has determined that Mr. Wallace has the accounting or financial management expertise to be considered a “financial expert” as defined and required by the New York Stock Exchange’s rules and by the Securities Exchange Act of 1934.
     The Audit Committee held four meetings and did not execute any unanimous written consents during 2007. Mr. McVay was appointed to the committee on November 14, 2007. All members of the Audit Committee attended all the meetings. The Audit Committee’s report on its activities during 2007 appears later in this proxy statement under the caption “Audit Committee Report.”
     Relationship with Independent Registered Public Accounting Firm. Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Ernst & Young LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during 2006 and 2007 and was appointed by the Audit Committee to serve in that capacity for 2008.
     Audit Fees Paid to Independent Registered Public Accounting Firm.  Fees paid for professional services rendered related to the year ended December 31, 2006 by Ernst & Young LLP for the annual audit and quarterly reviews and for registration statements and other regulatory filings (including the requirements under Section 404 of the Sarbanes-Oxley Act) were $335,892, including out-of-pocket expenses. Fees paid for professional services rendered related to the year ended December 31, 2007 by Ernst & Young LLP for the annual audit and quarterly reviews and for registration statements and other regulatory filings (including the requirements under Section 404 of the Sarbanes-Oxley Act) were $406,189, including out-of-pocket expenses.   The Audit Committee has concluded that providing the tax-related services mentioned below is compatible with maintaining the principal registered public accounting firm’s independence.
     Audit-related Fees.  There were no audit-related fees paid in 2006 or 2007.

     Tax Fees. Professional services billed by Ernest & Young LLP for the review of the federal tax return, and tax planning for 2006 were $8,545. Professional services billed for the review of the federal tax return, tax advice and tax planning services for 2007 totaled $18,400.
     All Other Fees. There were no other fees paid to the Company’s independent registered public accounting firm in 2006 or 2007.
     Pre-Approval Policy of Audit, Audit-Related, Tax and Non-Audit Services. The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy adopted by the Audit Committee. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.
     Audit Committee Report
     Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements at, and for the year ended, December 31, 2007 with management and the Company’s independent registered public accounting firm and recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. This recommendation was based on:
•	the Audit Committee’s review of the audited financial statements;

•	discussion of the financial statements with management;

•	discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61;

•	receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•	discussions with Ernst & Young LLP regarding its independence from the Company and its management;

•	Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

•	other matters the Audit Committee deemed relevant and appropriate.
John C. Wallace, Chairman
L. Richard Flury
Larry D. McVay
Richard O. Wilson
Compensation Committee Functions and Responsibilities
     The purpose of the Compensation Committee is to develop and administer an overall compensation program designed to optimize the opportunity for the Company to achieve its operating objectives and performance goals while properly blending it with the short- and long-term interests of the Company’s shareholders. The Committee annually reviews market and industry data to assess the Company’s competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to the Company’s CEO and other executive officers. In addition to the determination of annual base salaries, the Committee is responsible for determining and recommending variable annual bonuses in the form of cash and/or equity awards. The Committee maintains authority over the company’s stock incentive plans from which either stock options, restricted stock, or performance shares can be awarded as part of the total annual compensation package. Currently the variable portion of the annual compensation package is based on certain performance related criteria of the Company for which the Committee is responsible for establishing and approving. In addition to the above, the Committee has the following duties and responsibilities:
•	review, recommend, and discuss with management the compensation discussion and analysis section included in the Company’s annual proxy statement; and

•	prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for the Annual Meeting of Shareholders.
     Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent members of our Board of Directors. Each member meets the independence requirements set by the New York Stock Exchange and applicable federal securities laws. Effective November 14, 2007, Larry D. McVay was appointed to serve on the Committee and was deemed to meet the same independence requirements. Current members are Messrs. Flury (chairman), McVay, Wallace and Wilson.
     The Compensation Committee held three meetings and executed two unanimous written consents during 2007. All members of the Compensation Committee attended all the meetings.
     Compensation Committee Interlocks and Insider Participation. The members of the Company’s Compensation Committee are Messrs. L. Richard Flury (Chairman), Larry D. McVay, John C. Wallace and Richard O. Wilson, none of whom are or have been officers or employees of the Company or any of its subsidiaries or had a relationship requiring disclosure under this caption.
Nominating and Corporate Governance Committee Functions and Responsibilities
     The purpose of the Nominating and Corporate Governance Committee is to:
•	identify and recommend to the Board individuals qualified to be nominated for election to the Board;

•	recommend to the Board the members and chairperson for each Board committee;

•	periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board;

•	oversee the annual self-evaluation of the performance of the Board and the annual evaluation of the Company’s management; and

•	recommend to the Board a successor to the CEO when a vacancy occurs.
     Each member of the Committee meets the independence requirements of the New York Stock Exchange and applicable federal securities laws. Pursuant to its stated purpose, the Committee identified and recommended Larry D. McVay to serve as a director for the Company until the 2008 Annual Meeting of Shareholders. Based on this recommendation, Larry D. McVay was appointed to serve as a director and a member of the Committee effective November 14, 2007. Current members are Messrs. Wilson (Chairman), McVay, Wallace, and Flury. The Nominating and Corporate Governance Committee held three meetings and did not execute any unanimous written consents during 2007. All members of the Nominating and Corporate Governance Committee attended all the meetings. Prior to the formation of this Committee, the entire Board of Directors performed these functions.
     Director Identification and Selection. The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include:
•	personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the Company’s operations; and

•	practical and mature business judgment.
     The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board. In accordance with the Company’s by-laws, any shareholder may nominate a person for election to the Board of Directors upon delivery of written notice to the Company of such nomination, stating the name and address of the nominee and describing his qualifications. Such notice shall be sent by certified mail or delivered to the principal office of the Company to the attention of the Board of Directors, with a copy to the President and Corporate Secretary of the Company.
     The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of the Company’s Corporate Governance Principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board of Directors. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

BENEFICIAL OWNERSHIP OF SECURITIES
Management and Principal Shareholders
     The following table sets forth, as of the record date, certain information with respect to the ownership of shares of common stock held by (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding common stock, (ii) each director, (iii) the nominee for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission (“Commission”) as of the record date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals.

Name and Address of	Common Stock (a)
Beneficial Owner	Beneficial Ownership		Percent
Directors:
Fred L. Callon	588,930	(b)	2.79%
L. Richard Flury	30,000	(c)	*
Larry D. McVay	—	(d)	*
John C. Wallace	121,705	(e)	*
B. F. Weatherly	92,160	(f)	*
Richard O. Wilson	143,224	(g)	*
Named Executive Officers:			*
Stephen F. Woodcock	119,881	(h)	*
Thomas E. Schwager	—	(i)	*
Rodger W. Smith	49,979	(j)	*
Directors and Executive Officers:
As a Group (12 persons)	1,260,071	(k)	5.85%
Certain Beneficial Owners:
Donald Smith & Co., Inc.	1,941,183	(l)	9.27%
152 W. 57th Street, 22nd Floor
New York, NY 10019
Morgan Stanley	1,141,083	(m)	5.46%
1585 Broadway
New York, NY 10036
Dimensional Fund Advisors LP	1,768,345	(n)	8.44%
1299 Ocean Avenue
Santa Monica, CA 90401
Kennedy Capital Management, Inc.	1,079,605	(o)	5.16%
10829 Olive Blvd.
St. Louis, MO 63141

*	Less than 1%

a)	Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the unvested portion of performance stock awards due to lack of voting and disposition power. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable within sixty days of March 20, 2008, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable within sixty days of March 20, 2008, but not common stock underlying such securities held by any other person.

b)	Of the 588,930 shares beneficially owned by Fred L. Callon, 283,470 shares are owned directly by him; 92,170 shares are held by him as custodian for certain minor Callon family members; 11,915 shares are owned within the Company’s Employee Savings and Protection Plan; and 201,375 shares are subject to options under the 1996 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over whom he disclaims beneficial ownership and 47,200 shares of unvested performance stock.

c)	Of the 30,000 shares beneficially owned by L. Richard Flury, 20,000 shares are owned directly by him and 10,000 shares are subject to options under the 1996 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Flury do not include 10,000 shares of unvested performance stock.

d)	Shares indicated as owned by Mr. McVay do not include 10,000 shares of unvested performance stock.

e)	Of the 121,705 shares beneficially owned by John C. Wallace, 56,705 shares are owned directly by him; 15,000 shares are subject to options under the 1994 Plan, exercisable within 60 days; 40,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 10,000 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Wallace do not include 10,000 shares of unvested performance stock.

f)	Of the 92,160 shares beneficially owned by B. F. Weatherly, 2,288 shares are owned within his personal IRA account; 29,412 shares are held in joint tenancy with his wife; 460 shares are owned within the Company’s Employee Savings and Protection Plan; 15,000 shares are subject to options under the 1994 Plan, exercisable within 60 days; 40,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Weatherly do not include 43,750 shares of unvested performance stock.

g)	Of the 143,224 shares beneficially owned by Richard O. Wilson, 71,405 shares are held in a family limited partnership; 6,819 shares are held in a Trust account; 15,000 shares are subject to options under the 1994 Plan, exercisable within 60 days; 40,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 10,000 shares are subject to options under the 2002 Plan, exercisable within 60 days;. Shares indicated as owned by Mr. Wilson do not include 10,000 shares of unvested performance stock.

h)	Of the 119,881 shares beneficially owned by Stephen F. Woodcock, 21,576 are owned directly by him; 7,555 shares are owned within the Company’s Employee Savings and Protection Plan; 69,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 21,750 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Woodcock do not include 31,400 shares of unvested performance stock.

i)	Thomas E. Schwager does not beneficially own any shares. Shares indicated as owned by Mr. Schwager do not include 26,100 shares of unvested performance stock.

j)	Of the 49,979 shares beneficially owned by Rodger W. Smith, 9,798 shares are owned directly by him; 9,498 shares are owned within the Company’s Employee Savings and Protection Plan; 28,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; and 2,683 shares are subject to options under the 2002 Plan, exercisable within 60 days. Shares indicated as owned by Mr. Smith do not include 18,200 shares of unvested performance stock.

k)	Includes 59,000 shares subject to options under the 1994 Plan, exercisable within 60 days; 454,925 shares subject to options under the 1996 Plan, exercisable within 60 days; 68,483 shares subject to options under the 2002 Plan, exercisable within 60 days; and 41,696 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as owned do not include 242,150 shares of unvested performance stock.

l)	Information is based upon a Schedule 13G filed with the Commission on February 8, 2008 by Donald Smith & Co., Inc. In this Schedule 13G, Donald Smith represents that it has sole voting power with respect to 1,572,083 shares and sole dispositive power with respect to 1,941,183 shares of common stock.

m)	Information is based upon a Schedule 13G filed with the Commission on February 14, 2008 by Morgan Stanley and FrontPoint Partners, LLC (“Morgan Stanley”). In this Schedule 13G, Morgan Stanley represents that it has sole voting power with respect to 34,783 shares of common stock, shared voting power with respect to 1,106,300 shares of common stock, and sole dispositive power with respect to 1,141,083 shares of common stock.

n)	Information is based upon a Schedule 13G/A filed with the Commission on February 6, 2008 by Dimensional Fund Advisors LP. In this Schedule 13G, Dimensional represents that it has sole voting power and sole dispositive power with respect to 1,768,345 shares of common stock.

o)	Information is based upon a Schedule 13G/A filed with the Commission on February 13, 2008 by Kennedy Capital Management, Inc. In this Schedule 13G/A, Kennedy represents that it has sole voting power with respect to 1,045,375 shares of common stock and sole dispositive power with respect to 1,079,605 shares of common stock.
     With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control” as defined in the applicable plan.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission’s regulations to furnish the Company and the New York Stock Exchange copies of all Section 16(a) forms they file with the Commission.
     Based solely on review of the copies of such reports furnished to the Company during, or with respect to, the fiscal year ended December 31, 2007, and written representations from all of the Company’s officers and directors, to the Company’s knowledge, all of the Company’s officers, directors and greater than ten percent shareholders have complied with all Section 16(a) filing requirements for the year ended December 31, 2007.
Compensation Discussion and Analysis
of Executive Compensation
Oversight of Executive Compensation Program
     The Compensation Committee of our Board of Directors oversees our compensation programs. The primary function of the Committee is to assist our Board of Directors in the discharge of its fiduciary responsibilities relating to compensation of our Chief Executive Officer and other executives. From time to time the Committee has retained a compensation consultant to assess the effectiveness of the Company’s compensation programs.
     In 2007, Hewitt Associates LLC, a respected world-wide independent compensation consulting firm, was hired to evaluate and make recommendations concerning Callon’s compensation practices and procedures. Hewitt was asked to review the Compensation Committee Charter and the Company’s entire compensation program, both long-term and short-term incentives, but with particular emphasis on the higher paid executives. As a result of initial conversations with the Company and independent research of the company’s current business operations, Hewitt selected a select a group of ten peer companies as a base of comparison. It was noted that although Callon was a rather unique company, a group of ten competing companies within the oil and gas industry would provide a reasonable base for the compensation comparisons. The Company and Hewitt mutually agreed that not only is a strong and competitive compensation program needed to retain existing key employees; it is essential to maintaining an edge in the extremely tight and competitive marketplace for new employees. It was also agreed that a sound compensation policy would align management’s interest with that of the shareholders and create an atmosphere to motivate and focus management’s efforts on taking actions needed to grow the Company. While overall policies are needed, they should also be designed to be flexible enough to reward outstanding efforts of certain individuals in excess of their normal job responsibilities.
Compensation Program Philosophy and Objectives
     Within the oil and gas industry, the challenge for finding additional reserves while maintaining a respectable profit margin continues to be high. Therefore, we have designed our business strategy to enhance shareholder value through sustained growth in our development of new drilling opportunities, reserve base additions, increased production levels and resulting cash flows from operations. We also continue to explore opportunities to purchase acreage with existing production. While we are confident in the capabilities of our existing personnel, we continue to search for additional talented individuals who can assist us in this growth strategy. Our compensation program is designed to help us implement our strategy. Our compensation program has four objectives:

•	To attract, retain and motivate qualified executives whose performance is key to the successful execution of our business strategy and the achievement of our short- and long-term corporate goals;

•	To create a “pay for performance” oriented environment that rewards significant contributions to our short- and long-term strategic goals;

•	To provide an executive compensation structure that is internally equitable based upon the level of responsibility of our executives; and

•	To align the interests of our executive officers with those of our shareholders.
     The Committee also considers various factors such as each executive’s motivation level, leadership ability, overall knowledge and experience in his particular segment of our business, the competitive compensation environment for such individual, that person’s unique skills and his or her expected future contribution to the success of our company. We feel that if these qualities are rewarded, the executives will be motivated to achieve our corporate goals and successfully implement our business strategies.
Elements of Compensation
     The Committee believes that the compensation environment for qualified technical professionals in the domestic oil and gas industry is highly competitive, particularly as a result of current efforts to reduce dependence on foreign oil. It also believes that similar compensation pressure has resulted from increased financial reporting and corporate governance regulatory issues implemented within recent years. In order to compete in this environment, our executive officers’ compensation has the following components:

Component		Purpose		Philosophy Statement
Base Salary	•	Pay for expertise and experience	•	In the aggregate, targeted at an appropriate level against
	•	Attract and retain		the peers given relative size
	•	Provide stable compensation level	•	Reflective of individual experience and expertise

Annual Cash	•	Motivate superior operational and financial performance	•	In the aggregate, targeted at an appropriate level against
Reward and				the peers given relative size
Incentive	•	Provide annual recognition of performance	•	Reflective of internal equity considerations
Compensation			•	Goals aligned with annual strategic objectives of the company

Long-Term	•	Directly align employees with shareholders	•	Ultimate value delivered influenced by the company’s
Equity	•	Create significant retention hook		return to shareholders as compared against Peer
Incentives	•	Match competitive practices to attract and retain		Companies
		employees	•	Appropriate opportunities based on a review of multiple reference points:
— Industry peer grant values
— Historical grant practices
— Internal relative positioning

Retirement and	•	Provide financial security	•	Programs generally consistent, regardless of level, across
Health/Welfare	•	Help ensure a welfare safety net		the organization
Benefits	•	Match competitive practices	•	Benefit levels competitive with peer companies

Severance	•	Protect executives in the case of job loss	•	Benefit levels based on the conservative end of peer
Protection	•	Match competitive practices to attract and retain		group practices
employees
	•	For CIC protection, help ensure executives consider
all possible transactions to increase shareholder value
     Base Salaries. There are two components to how the Compensation Committee determines base salaries. First, in January of each year, all employee salaries, including salaries of our executive officers, are automatically increased by a “cost of living” adjustment. The amount of the actual increase is determined by the Compensation

Committee and is generally tied to the Consumer Price Index published by the U. S. Department of Labor for the previous year. Based on this information, the cost of living adjustment approved by the Committee in January 2006 and 2007 was 5% and 2.75%, respectively. In addition to the annual cost of living adjustment, the Committee, with input from the CEO, has the discretion to periodically approve any additional salary adjustments it feels are warranted based on general compensation changes within the industry, individual performance or significant changes in duties and responsibilities.
     Second, at a regularly scheduled meeting, generally in March, the Committee reviews annual base salaries of the executive officers, beginning with the Chief Executive Officer. His total compensation package is compared to the compensation packages of CEOs at other companies the Committee deems at that time to be similar in operational aspects and in size to us, which we refer to as “Peer Companies.” Prior to 2007, compensation information with respect to these Peer Companies was generally obtained from public filings made by these Peer Companies. The Company hired Hewitt Associates LLC during 2007 to conduct a detailed review and comparison of executive base salary levels.
     The table below indicates the Peer Companies which were used for comparison in 2006 and 2007:

2006	2007
ATP Oil and Gas Corp.	ATP Oil and Gas Corp.
Energy Partners, Ltd.	Atwood Oceanics
Petroquest Energy Inc.	Comstock Resources Inc.
Stone Energy Co.	Mariner Energy Inc.
W & T Offshore Inc.	Newfield Exploration Co.
Petroquest Energy Inc.
Plains Exploration & Production Co.
Stone Energy Co.
W & T Offshore Inc.
     In November 2006, Mr. Weatherly was hired as the Company’s Executive Vice President and Chief Financial Officer. His initial annual salary was set by the committee at $350,000. This salary level was selected based on a comparison of salaries paid for the similar position at the Peer Companies and targeted the mid to upper range. Mr. Weatherly elected not to receive the annual cost of living increase in January 2007 and there has been no other increase since that time.
     In January 2007, Mr. Callon’s salary was increased from $434,700 in 2006 to $446,654, representing the 2.75% cost of living adjustment. At its regular meeting in March 2007, after comparing Mr. Callon’s salary to CEO salaries at the Peer Companies, the Committee determined that no further adjustment was necessary.
     In January 2007, Messrs. Woodcock’s, Schwager’s, and Smith’s salaries were increased from $225,000, $200,000, and $175,000 to $231,188, $205,500, and $179,813, respectively, representing the 2.75% cost of living adjustment. In May 2007, salaries were increased to $275,000, $250,000, and $210,000, respectively. These increases were primarily the result of comparisons to Peer Companies. Mr. Weatherly’s salary remained at $350,000.
     Annual Cash Bonuses. Executive officers, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. Each year, following the Board of Director’s approval of the annual operating budget and financial forecast for the next year, generally at its regular November meeting, the Compensation Committee sets performance related cash bonus guidelines for the next year. The guidelines are generally based on measures such as cash flow per share to common shareholders, pre-tax net income, finding costs, oil and gas production levels, and oil and gas reserve growth. The Committee uses the Company’s year-end audited financial statements to calculate a bonus attainment percentage. However, no specific formula is used in translating the guidelines to a bonus attainment percentage. The Chief Executive Officer is eligible for a bonus generally targeted at 100% of his base salary. The Chief Financial Officer is eligible for a bonus generally targeted at 75% of his base salary while our other executive officers are eligible for a bonus generally targeted at 50% of their base salary. The Committee may also consider how unexpected events affecting the Company may impact the bonus attainment percentage. For example, a large acquisition may substantially change our budget and forecast prepared prior to the beginning of a year, thereby affecting the original guidelines established for payment of bonuses. In addition, as occurred in 2005, adverse weather conditions may damage our facilities and reduce our production, cash flows and other measures used as guidelines to assist in determining the amount of our bonuses. Also, our Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance. Accordingly, after determining the overall bonus attainment percentage, the Committee reserves the right to adjust an individual’s bonus amount based on individual achievements and contributions.
     The Compensation Committee approved payment of cash bonuses for fiscal 2006 based upon the following guidelines: total annual production expressed in billion cubic feet of natural gas equivalent, cash flow to shareholders, pre-tax net income, reserve additions, and finding costs per Mcfe. Our actual attainment percentage calculated using audited financial statements for year-end 2006 was approximately 60%. The Compensation Committee awarded cash bonuses on May 15, 2007. That information was reported on Form 8-K and filed with the SEC on May 17, 2007.
     The Compensation Committee also granted a special cash bonus on May 15, 2007 to reward those individuals within the Company who were instrumental in the successful acquisition of BP Exploration and Production Company’s 80% working interest in the Entrada Field and the successful negotiation of a $200 million revolving credit facility which was finalized in April 2007. The Compensation Committee felt that completion of these two events was a significant milestone in the Company’s efforts to develop and market one of the largest oil and gas discoveries in the Company’s history. It also represents the culmination of several years of effort on the part of many individuals throughout the Company. These bonus amounts awarded are reflected in the “Summary Compensation Table.”
     In early 2007, the Compensation Committee determined the performance goals for awarding cash bonuses during the first quarter in 2008. The 2007 goals were as follows:
•	Increase the Company’s annual production to 18.9 billion cubic feet of gas equivalent;

•	Achieve budgeted cash flow of $106 million;

•	Achieve budgeted pre-tax net income of $52 million;

•	Accomplish budgeted reserve additions of 69.1 billion cubic feet of gas equivalent;

•	Obtain a partner for the future development of the Entrada and move the project forward; and

•	Maintain/Improve liquidity in anticipation of the Entrada development
     In April 2008, the Committee measured actual 2007 performance results for items 1- 4 above. While the Company did not achieve the financial goals, the Committee felt compelled to consider that shortly after the goals were initially set, the Company’s successfully acquired the remaining 80% working interest in the Entrada Field and secured financing for the purchase price. These two events required the Company to shift away from the planned exploration program which was designed to increase production, cash flow, net income, and reserve additions for the year. The remaining two performance targets required subjective evaluation. By year-end the Company was well on their way to executing a formal development plan for Entrada. They had completed much of the design phase, negotiated a Production and Handling Agreement, secured a drilling rig, and was in final negotiations with a partner to share in the development. The Company’s liquidity was improved with the sale in December 2007 of certain non-core assets in the amount of $61.5 million. Based on this evaluation the Committee determined that an overall attainment percentage of 125% for the named executive officers was appropriate. The bonuses were approved and paid in April 2008. This information is presented in the “Summary Compensation Table.”
     Long-term Compensation. The Compensation Committee administers our incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares awarded, fixing the time and manner in which awards are exercisable, setting option exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plans. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee will typically consider the competitive environment associated with longer-term compensation and recommendations from our Chief Executive Officer. All awards are priced at the fair market value on the grant date in accordance with SFAS No. 123R. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, our Committee does follow a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of our stock. In August 2006, the Compensation Committee approved the award of an aggregate of 500,000 shares of common stock representing 2.4% of the outstanding common shares on the date of grant. These shares vested 20% on the grant date and will vest 20% on each anniversary thereafter and are subject to forfeiture in the event of voluntary termination of employment. The Committee approved specific award amounts to our executive officers while our Chief Executive Officer allocated the remaining awards among our other employees. Of the total awarded, 144,000 shares, or 29%, were awarded to the executive officers named in the Summary Compensation Table, excluding B. F. Weatherly because he was not a full-time employee of the Company at that time.
     There were no equity awards granted during fiscal 2007.
     As a result of recommendations from Hewitt, based on competitive practices, and in order to further align our executives with shareholders, in April 2008 the Compensation Committee elected to redesign our long-term incentives for the executive officers in future years. The new long-term incentive program will consist of awarding time-based restricted shares and performance-based shares. If awarded, non-officers of the Company will receive time-based restricted shares which will vest on the third anniversary following the award date, assuming continued employment with the Company. For officers, 50% of shares awarded will be time-based restricted shares which will vest on the third anniversary following the award assuming continued employment with the Company. The remaining 50% of the officer award will be considered performance-based shares and will vest in accordance with the achievement of a defined performance target related to the Company’s “total shareholder return.” Total shareholder return is defined as average percentage increase of the Company’s closing stock price on the date of the award compared to the closing stock price on the third anniversary date of the award plus dividends. The Company’s total shareholder return will be ranked with the total shareholder return of the same 10-company peer group used for determining cash bonuses. Payout of performance-based shares will be based on the following table:

Rank	Payout Percentage
1 or 2	150%
3 or 4	125%
5, 6 or 7	100%
8 or 9	50%
10 or 11	0%
     All equity awards to our employees, including executive officers, and to our directors have been granted and are reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS No. 123R. Information about unvested performance shares and outstanding options held by our named executive officers and directors is contained in the “Outstanding Equity Awards at December 31, 2007” and “Director Compensation” tables.
     Other Company Provided Benefits. We provide Company benefits that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401-K employee savings and protection plan. The costs of these benefits are paid entirely by the Company. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. The company’s 401-K contribution to each qualified participant, including the named executive officers, is calculated based on 5% of the employee’s eligible salary, excluding annual cash bonuses, and is paid one-half in cash and one-half in Company stock, limited to IRS regulations. The Company also matches employee deferral amounts, including amounts deferred by named executive officers, up to a total of 5% of eligible compensation. The Company pays all administrative costs to maintain the plan.
     Our executive officers are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide our Chief Executive Officer, Chief Financial Officer and other executive officers with use of a company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle. Another benefit offered only to Mr. Fred L. Callon is the Company’s payment of term life insurance policies for which Mr. Callon is the sole beneficiary and which the Company has no economic interest in the proceeds. The costs associated with these benefits for the Named Executive Officers are reported as “Other Compensation” in the Summary Compensation Table. The Committee feels these perquisites are common to the oil and gas industry and the value of such benefits is considered in determining total compensation of our executives.
     Internal Revenue Service Limitations. We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.
     Insider Trading Policy. We have an Insider Trading Policy for which all employees and members of our Board of Directors are prevented from buying or selling Company stock during an announced “trading blackout” period. Generally a blackout period is placed in effect by senior management when material non-public information about the Company exists and may have an influence on the marketplace. There have been no violations to this policy during 2007
     Stock Ownership Policy. In March 2008, the Compensation Committee of the Board of Directors adopted a stock ownership policy which applies to the Chief Executive Officer and the other top 5 Named Executive Officers. The provisions of the policy provide for the investment position, computed on December 31 of each year, of the Chief Executive Officer to be no less than three times his or her base salary. For other named officers, the investment position shall be no less than two times base salary. Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the officer’s 401-K plan, and unvested portion of time-based vesting of Performance or Restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based vesting of Performance or Restricted shares are excluded. Each officer has a period of five years from the date of adoption to attain the required investment position. If a named officer becomes subject to a greater investment position due to a promotion or an increase in salary, he or she will be expected to attain the increased investment position within three years of the change. The Compensation reserves the right to approve an alternate stock ownership guideline for named officers who can demonstrate a severe hardship in meeting the general guidelines.
     Certain Relationships and Related Party Transactions. Our Audit Committee charter provides that the Company shall not enter into a related party transaction unless such transaction is approved by the Audit Committee after a review of the transaction by the Audit Committee for potential conflicts of interest. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code of Business Conduct and Ethics provides that an officer’s or a director’s conflict of interest with the Company may only be waived if the Nominating and Governance Committee approves the waiver and the full Board of Directors ratifies the waiver. The Committees have the authority to hire legal, accounting, financial or other advisors as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging their duties. As of December 31, 2007, we are not aware of any related party transactions with our executive officers that may cause a conflict of interest with the Company.
Compensation Committee Report
     We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions included in the Company’s 2008 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2008 Proxy Statement.
L. Richard Flury (Chairman)
Larry D. McVay
John C. Wallace
Richard O. Wilson

EXECUTIVE COMPENSATION AND OTHER RELATED INFORMATION
     The following table sets forth certain information with respect to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company serving in such positions as of December 31, 2007 and 2006. We sometimes refer to the officers listed below as the “Named Executive Officers.”
Summary Compensation Table

Name							All Other
and					Stock		Compen-
Principal		Salary	Bonus		Awards		sation	Total
Position	Year	($)	($)(2)		($)(5)		($)(11)	($)(4)
Fred L. Callon	2007	446,654	558,319	(2)	118,852	(6)	52,140	1,459,265
Chairman and Chief			125,000	(3)	158,300	(7)
Executive Officer	2006	434,700	125,000	(4)	118,852	(6)	55,350	944,969
					211,067	(7)
B. F. Weatherly	2007	350,000	328,125	(2)	69,100	(8)	110,894	1,112,332
Executive Vice			75,000	(3)	179,213	(9)
President and Chief	2006	35,566 (1)	50,000	(4)	69,100	(8)	44,983	293,733
Financial Officer					14,934	(9)
					79,150	(10)
Stephen F. Woodcock	2007	258,149	275,000	(2)	51,134	(6)	42,291	803,214
Vice President			50,000	(3)	126,640	(7)
	2006	217,726	75,000	(4)	51,134	(6)	39,960	552,673
					168,853	(7)
Thomas E. Schwager	2007	232,885	187,500	(2)	48,370	(6)	45,056	665,123
Vice President			50,000	(3)	101,312	(7)
	2006	196,321	75,000	(4)	48,370	(6)	39,866	494,640
					135,083	(7)
Rodger W. Smith	2007	198,390	135,000	(2)	34,550	(6)	41,495	514,087
Vice President and			35,000	(3)	69,652	(7)
Treasurer	2006	167,384	65,000	(4)	34,550	(6)	39,216	399,019
					92,869	(7)

(1)	Mr. Weatherly joined the Company as Executive Vice President and Chief Financial Officer effective November 16, 2006. His annual salary is $350,000 per year.

(2)	In April 2008, the Compensation awarded cash bonuses for services performed during 2007, exclusive of the cash bonus amount described in (3) below.

(3)	In May 2007, the Compensation awarded a special cash bonus attributable to the successful closing of the Entrada Field acquisition from BP Exploration and Production Company and the successful closing of a $200 million revolving credit facility.

(4)	As of April 11, 2007, cash bonuses attributable to the Named Executive Officers for 2006 had not been awarded. On May 15, 2007 the Compensation Committee of the Board of Directors awarded bonuses to individuals. Accordingly, this information was reported on Form 8-K and filed with the SEC on May 17, 2007.

(5)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” See Notes to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007 and 2006 regarding assumptions underlying valuation of equity awards.

(6)	Represents current year amortization in accordance with FAS 123R of shares of common stock awarded on July 14, 2004 pursuant to the Company’s 1994 Stock Incentive Plan. The closing price of the common stock on the New York Stock Exchange on the date of grant was $13.82 per share. Amortization for the period represents twelve of the sixty-month vesting period. Does not include an estimated forfeiture rate of 2% in 2007 and 7.5 in 2006.

(7)	Represents current year amortization in accordance with FAS 123R of shares of common stock awarded on August 21, 2006 pursuant to the Company’s 1996 Stock Incentive Plan. The closing price of the common stock on the New York Stock Exchange on the date of grant was $15.83 per share. Amortization for 2007 represents twelve of the sixty month vesting period and the amortization for 2006 represents vesting of 20% of the original award on the grant date plus four of the remaining forty-eight month vesting period. Does not include an estimated forfeiture rate of 7.5%.

(8)	Represents current year amortization in accordance with FAS 123R of shares of common stock awarded on July 14, 2004 pursuant to the Company’s 1994 Stock Incentive Plan. The closing price of the common stock on the New

York Stock Exchange on the date of grant was $13.82 per share. Amortization for the period represents twelve of the sixty- month vesting period. Does not include an estimated forfeiture rate of 2% in 2007 and 7.5% in 2006. These shares were granted to Mr. Weatherly while serving as a non-management member of the Board of Directors.

(9)	Represents current year amortization in accordance with FAS 123R of shares of common stock awarded on November 16, 2006 pursuant to the Company’s 2006 Stock Incentive Plan. The closing price of the common stock on the New York Stock Exchange on the date of grant was $15.93 per share. Amortization for 2007 represents twelve of the fort-eight month vesting period and the amortization for 2006 represents one of the forty-eight month vesting period. Does not include an estimated forfeiture rate of 2% in 2007 and 7.5% in 2006.

(10)	Represents current year amortization in accordance with FAS 123R of shares of common stock awarded on August 21, 2006 pursuant to the Company’s 1996 Stock Incentive Plan. The closing price of the common stock on the New York Stock Exchange on the date of grant was $15.83 per share. Shares vesting 100% on the grant date. These shares were granted to Mr. Weatherly while serving as a non-management member of the Board of Directors.

(11)	See table and related footnotes below:
Table of All Other Compensation

				Company
				Provided
		401- K	401- K	Group Life	Company
		Cash	Stock	Insurance	Provided Auto	Other		Total
Name	Year	($)	($)	($)	($)(1)	($)		($)
Fred L. Callon	2007	16,875	5,625	3,264	14,876	11,500	(2)	52,140
	2006	16,500	5,500	3,264	16,526	13,560	(2)	55,350
B. F. Weatherly	2007	14,766	5,625	3,264	17,894	69,345	(3)	110,894
	2006	673	673	272	865	42,500	(4)	44,983
Stephen F. Woodcock	2007	16,875	5,625	3,264	16,527			42,291
	2006	16,330	5,443	3,264	14,923			39,960
Thomas E. Schwager	2007	16,875	5,625	3,264	19,292			45,056
	2006	14,724	4,908	3,264	16,970			39,866
Rodger W. Smith	2007	14,879	4,960	2,940	18,716			41,495
	2006	12,554	4,185	2,860	19,617			39,216

(1)	Represents annual depreciation based on a three-year life plus insurance, fuel, maintenance and repairs.

(2)	Represents premiums paid by the Company on a personal life insurance policy for which Mr. Callon is the sole beneficiary.

(3)	Represents expenses associated with Mr. Weatherly relocation from Houston, TX to Natchez, MS.

(4)	Represents $35,000 in retainer fees as a non-management member of the Board of Directors and $7,500 as chairman of the Compensation Committee which was earned prior to Mr. Weatherly’s employment with the Company in November 2006.
Grant of Plan-based Awards During 2007
     The following table presents grants of equity awards during the fiscal year ending December 31, 2007:

Estimated Future
Payouts Under
Equity
		Incentive Plan			Grant
		Awards			Date
		Thresh-		Maxi-	Fair
		old	Target	mum	Value
Name	Grant Date	(#)	($)	(#)	($)
Fred L. Callon	—	—	—	—	—
B. F. Weatherly	—	—	—	—	—
Stephen F. Woodcock	—	—	—	—	—
Thomas E. Schwager	—	—	—	—	—
Rodger W. Smith	—	—	—	—	—

Stock-Based Incentive Compensation Plans
     The Company currently maintains four common stock-based incentive plans for its directors and employees: the 1994 Plan, the 1996 Plan, the 2002 Plan, and the 2006 Plan.
          1994 Plan. The 1994 Plan was adopted on June 30, 1994 and approved by the Company’s sole shareholder on that date. Pursuant to the 1994 Plan, 600,000 shares of common stock were reserved for issuance upon the exercise of options or for grants of performance shares. The 1994 Plan terminated effective July 14, 2004, therefore, no awards were made after this date.
          1996 Plan. On August 23, 1996, the Board of Directors of the Company approved and adopted the 1996 Plan. The 1996 Plan was later approved by the shareholders of the Company on June 19, 1997. Pursuant to the 1996 Plan, 900,000 shares of common stock were reserved for issuance upon the exercise of options or for grants of performance shares. On August 20, 1998, the Board of Directors amended the 1996 Plan, as permitted pursuant to the terms of the 1996 Plan, to increase the number of shares of common stock reserved for issuance to 1,200,000 shares. On May 9, 2000, the shareholders of the Company approved an increase in the available number of shares of common stock reserved for issuance under the 1996 Plan to 2,200,000 shares. The 1996 Plan terminated effective August 23, 2006.
          2002 Plan. On February 14, 2002, the Board of Directors of the Company approved and adopted the 2002 Plan. Pursuant to the 2002 Plan, 350,000 shares of common stock are reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. This Plan qualified as a “broadly based” plan under the provisions of the New York Stock Exchange rules and regulations at the time it was adopted and therefore did not require shareholder approval. Because the 2002 Plan is a broadly based plan, the aggregate number of shares underlying awards granted to officers and directors cannot exceed 50% of the total number of shares underlying the awards granted to all employees during any three-year period. During 2007, stock options for 15,000 shares of common stock were issued. To date in 2008, there have been no awards granted. As of March 20, 2008, there were 3,166 shares of common stock available for future grant under the 2002 Plan.
          2006 Plan. On March 9, 2006, the Board of Directors of the Company approved and adopted the 2006 Plan, subject to shareholder approval. The 2006 Plan was approved by the shareholders in conjunction with the 2006 Annual Meeting of Shareholders held on May 4, 2006. Pursuant to the 2006 Plan, 500,000 shares of common stock are reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. During 2007, stock options for 15,000 shares of common stock were issued to a new employee, 10,000 performance shares were awarded to Larry D. McVay as a new member of the Company’s Board of Directors, and 2,976 shares were returned to the 2006 Plan as a result of shares being withheld to pay federal and state income taxes associated with a restricted stock vesting by Mr. Weatherly. To date in 2008, there have been no awards granted. As of March 20, 2008, there were 432,976 shares of common stock available for future grant under the 2006 Plan.
          1997 Employee Stock Purchase Plan. In 1997, the Board of Directors authorized the implementation of the Callon Petroleum Company 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”), which was approved by the Company’s shareholders on June 19, 1997. The Plan provided eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan. An aggregate of 250,000 shares of common stock was reserved for issuance over the ten-year term of the 1997 Purchase Plan. The purchase price per share at which common stock could be purchased by the participant on each purchase date within an offering period was equal to eighty-five percent of the fair market value per share of common stock. As of March 20, 2008, all reserved shares have been issued.
Long-Term Incentive Plan Awards
     Other than the 1994 Plan, the 1996 Plan, the 2002 Plan, and the 2006 Plan the Company does not have a long-term incentive plan for its employees.
Outstanding Equity Awards at Fiscal Year-End
     The following table contains all equity grants outstanding at December 31, 2007 for the Named Executive Officers:

	Option Awards				Stock Awards
	Number
	of				Number of
	Securities				Shares or		Market
	Underlying				Units of		Value of Shares
	Unexercised		Option		Stock that		or Units of Stock
	Options		Exercise	Option	have not		that have
	(#)		Price	Expiration	Vested		not vested
Name	Exercisable		($)	Date	(#)		($)
Fred L. Callon	60,000	(1)	9.46875	08/20/2008			—
	110,000	(2)	10.50	03/23/2010	—		—
	18,750	(3)	4.50	07/12/2012	—		—
	12,625	(4)	3.70	08/23/2012	—		—
	—		—	—	17,200	(17)	282,940	(20)
	—		—	—	30,000	(18)	493,500	(20)
B. F. Weatherly	5,000	(5)	9.46875	05/29/2008	—		—
	5,000	(6)	10.9688	04/30/2009	—		—
	5,000	(7)	13.5625	05/10/2010	—		—
	20,000	(8)	10.50	07/25/2010	—		—
	5,000	(9)	11.61	05/04/2011	—		—
	5,000	(10)	6.05	05/08/2012	—		—
	5,000	(11)	5.12	05/02/2013	—		—
	5,000	(12)	12.40	05/06/2014	—		—
	5,000	(13)	13.71	05/05/2015	—		—
	—		—	—	10,000	(17)	164,500	(20)
	—		—	—	33,750	(19)	555,188	(20)
Stephen F. Woodcock	25,000	(14)	9.00	03/05/2009	—		—
	44,000	(2)	10.50	03/23/2010	—		—
	13,250	(3)	4.50	07/12/2012	—		—
	8,500	(4)	3.70	08/23/2012	—		—
	—		—	—	7,400	(17)	121,730	(20)
	—		—	—	24,000	(18)	394,800	(20)

	Option Awards				Stock Awards
	Number
	of				Number of
	Securities				Shares or		Market
	Underlying				Units of		Value of Shares
	Unexercised		Option		Stock that		or Units of Stock
	Options		Exercise	Option	have not		that have
	(#)		Price	Expiration	Vested		not vested
Name	Exercisable		($)	Date	(#)		($)
Thomas E. Schwager	—		—	—	7,000	(17)	115,150	(20)
	—		—	—	19,200	(18)	315,840	(20)
Rodger W. Smith	8,000	(14)	9.00	03/05/2009	—		—
	20,000	(2)	10.50	03/23/2010	—		—
	1,600	(15)	4.50	07/12/2012	—		—
	1,083	(16)	3.70	08/23/2012	—		—
	—		—	—	5,000	(17)	82,250	(20)
	—		—	—	13,200	(18)	217,140	(20)

(1)	Represents stock options awarded on August 20, 1998 which are 100% vested.

(2)	Represents stock options awarded on March 23, 2000 which are 100% vested.

(3)	Represents stock options awarded on July 12, 2002 which are 100% vested.

(4)	Represents stock options awarded on August 23, 2002 which are 100% vested.

(5)	Represents stock options awarded on May 29, 1998 which are 100% vested.

(6)	Represents stock options awarded on April 30, 1999 which are 100% vested.

(7)	Represents stock options awarded on May 10, 2000 which are 100% vested.

(8)	Represents stock options awarded on July 25, 2000 which are 100% vested.

(9)	Represents stock options awarded on May 4, 2001 which are 100% vested.

(10)	Represents stock options awarded on May 8, 2002 which are 100% vested.

(11)	Represents stock options awarded on May 2, 2003 which are 100% vested.

(12)	Represents stock options awarded on May 6, 2004 which are 100% vested.

(13)	Represents stock options awarded on May 5, 2005 which are 100% vested.

(14)	Represents stock options awarded on March 5, 1999 which are 100% vested.

(15)	Represents 33% of the original award of stock options awarded on July 12, 2002 which are 100% vested.

(16)	Represents 33% of the original award of stock options awarded on August 23, 2002 which are 100% vested.

(17)	Represents 40% of the original award of the 2004 performance shares awarded July 14, 2004. Award vests 20% on July 14, 2005 and 20% on each anniversary thereafter.

(18)	Represents 60% of the original award of the 2006 performance shares awarded August 21, 2006. Award vests 20% on the grant date and 20% on each anniversary thereafter.

(19)	Represents 75% of the original award of 2006 performance shares awarded upon employment on November 16, 2006. Award vest 25% on November 16, 2007 and 25% on each anniversary thereafter.

(20)	Amounts calculated based on the December 31, 2007 closing price on the New York Stock Exchange of $16.45 per share.

Option Exercises and Stock Vested Table
     The following table indicates option exercises and stock vesting during 2007 for the Named Executive Officers:

	Option Awards		Stock Awards
			Number of
			Shares
	Number of	Value	Acquired		Value
Name of	Shares Acquired	Realized On	on		Realized on
Executive	on Exercise	Exercise	Vesting		Vesting
Officer	(#)	($)	(#)		($)
Fred L. Callon	—	—	8,600	(1)	131,924	(4)
	—	—	10,000	(2)	118,300	(5)
B. F. Weatherly	—	—	5,000	(1)	76,700	(4)
	—	—	11,250	(3)	178,313	(6)
Stephen F. Woodcock	—	—	3,700	(1)	56,758	(4)
	—	—	8,000	(2)	94,640	(5)
Thomas E. Schwager	—	—	3,500	(1)	53,690	(4)
	—	—	6,400	(2)	75,712	(5)
Rodger W. Smith	—	—	2,500	(1)	38,350	(4)
	—	—	4,400	(2)	52,052	(5)

(1)	Represents a 20% vesting of performance shares awarded July 14, 2004.

(2)	Represents a 20% vesting of performance shares awarded August 21, 2006.

(3)	Represents a 25% vesting of performance shares awarded November 16, 2006.

(4)	Computed based on the fair market value of the common stock on the date of vesting equal to $15.34 per share.

(5)	Computed based on the fair market value of the common stock on the date of vesting equal to $11.83 per share.

(6)	Computed based on the fair market value of the common stock on the date of vesting equal to $15.85 per share.

Executive Compensation – Post Employment
     The following table shows the estimated gross taxable compensation payable upon a change in control or termination of employment under several scenarios. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2007. In presenting this disclosure, we describe amounts earned through December 31, 2007 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination.

			Accelerated	Continued
	Base	Cash	Stock Award	Employee
Name and	Salary	Bonus	Vesting	Benefits	Other	Total
Reason for Termination	($)(5)	($)(5)	($)(6)	($)(5)(7)	($)	($)
Fred L. Callon
Change in Control (1)	1,339,963	830,000	776,440	77,595	— (8)	3,023,998
Termination for Good Reason (2)	—	—	282,940	—	—	282,940
Termination for Cause (3)	—	—	—	—	—	—
Death, Disability, or Retirement (4)	—	—	776,440	—	—	776,440
Voluntary termination	—	—	—	—	—	—

B. F. Weatherly
Change in Control (1)	—	—	719,688	—	—	719,688
Termination for Good Reason (2)	—	—	—	—	—	—
Termination for Cause (3)	—	—	—	—	—	—
Death, Disability, or Retirement (4)	—	—	719,688	—	—	719,688
Voluntary termination	—	—	—	—	—	—

Stephen F. Woodcock
Change in Control (1)	—	—	516,530	—	—	516,530
Termination for Good Reason (2)	—	—	121,730	—	—	121,730
Termination for Cause (3)	—	—	—	—	—	—
Death, Disability, or Retirement (4)	—	—	516,530	—	—	516.530
Voluntary termination	—	—	—	—	—	—

Thomas E. Schwager
Change in Control (1)	—	—	430,990	—	—	430,990
Termination for Good Reason (2)	—	—	115,150	—	—	115,150
Termination for Cause (3)	—	—	—	—	—	—
Death, Disability, or Retirement (4)	—	—	430,990	—	—	430,990
Voluntary termination	—	—	—	—	—	—

Rodger W. Smith
Change in Control (1)	—	—	299,390	—	—	299,390

			Accelerated	Continued
	Base	Cash	Stock Award	Employee
Name and	Salary	Bonus	Vesting	Benefits	Other	Total
Reason for Termination	($)(5)	($)(5)	($)(6)	($)(5)(7)	($)	($)
Termination for Good Reason (2)	—	—	82,250	—	—	82,250
Termination for Cause (3)	—	—	—	—	—	—
Death, Disability, or Retirement (4)	—	—	299,390	—	—	299,390
Voluntary termination	—	—	—	—	—	—

(1)	The award agreements under which performance shares were issued to our named executive officers provide for accelerated vesting upon a change in control or termination of employment for good reason or upon death, disability or retirement. In addition, Fred L. Callon is a party to a Severance Compensation Agreement with the Company that provides for benefits in the event of a change in control or termination of employment. See Employment Agreements, Termination of Employment and Change-in-Control Arrangements” and footnote 8 below. “Change in Control” is generally defined consistent with industry standards.

(2)	“Termination for Good Reason” is generally defined as voluntary termination following the Company’s failure to maintain and continue the executive’s title or position, compensation, employee benefits, duties, responsibilities and status with the Company as in effect at the date the award. The definition also includes the mandatory relocation in excess of a fifty (50) mile radius of Natchez, MS.

(3)	“Termination for Cause” is generally defined as willful misconduct or intentional and continual neglect of duties which may continue after the employee has had a reasonable opportunity to correct the same, commission of fraud or embezzlement, any action intended to harm the Company, theft or conviction of a felony.

(4)	“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Board of Directors after consultation of a qualified physician, will be unable to carry out his normal and usual duties of employment. Retirement is generally defined as the employee’s attainment of an age which the Board of Directors determines to be consistent with normal retirement age.

(5)	The amount has been computed based on the provisions contained in Mr. Callon’s Severance Compensation Agreement.

(6)	The amounts are computed based on unvested stock awards at December 31, 2007 using the closing price of the Company’s common stock on the New York Stock Exchange, the last trading day for 2007, at $16.45 per share.

(7)	Benefits consist of thirty-six months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage.

(8)	Amount represents an estimated tax gross-up assuming a change in control on December 31, 2007. Due to Mr. Callon’s annual salary, bonuses, his taxable income from the vesting of performance shares, and the exercise of options during the last five years (which is included for purposes of calculating base compensation under Section 280G), we estimate that there would be no excise taxes imposed on him.
Employment Agreements, Termination of Employment and Change-in-Control Arrangements
     Severance Compensation Agreements. Effective January 1, 2002, the Company entered into a Severance Compensation Agreement with Fred L. Callon providing for certain benefits in the event that a “change of control” occurs. The Agreement provides for a three-year term that automatically extends for successive one-year periods until either the Company or Mr. Callon notifies the other party prior to such renewal that it has elected to terminate the Agreement; provided that the term of the Agreement shall be until the later of two years following the date of a change of control and the satisfaction of all obligations of the Company under the Agreement. The Agreement terminates upon the executive’s death, disability termination for cause or voluntary resignation other than for “good reason.”
     Pursuant to the Agreement, if Mr. Callon’s employment with the Company is terminated without cause by the Company or for good reason by him within two years following a change of control by the Company (or in certain cases, prior to a change of control), then Mr. Callon is entitled to a single lump-sum cash payment in an amount equal to three times the sum of (a) his annual base salary, and (b) the higher of the average bonus earned by him during the three preceding years or the target bonus that he is eligible to receive during the year of termination. In addition, the Company must maintain at its expense until 36 months after the date of termination all life, disability, medical, dental, accident and health insurance coverage. If Mr. Callon’s employment is terminated as a result of his death or disability, the Company is only required to make such payments if the termination occurred within six months of a change of control. “Good reason” is generally defined in the Agreement as a change in compensation, benefits, position, responsibilities, or location. A “change of control” is generally defined in the Agreement as (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of the outstanding common stock of the Company; (ii) the stockholders of the Company shall cause a change in the majority of the members of the Board of Directors within a twelve-month period; or (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company.
     The Agreement also provide that, upon a change of control, all stock options, performance shares, restricted stock, stock appreciation rights and other similar rights held by Mr. Callon shall automatically become fully exercisable notwithstanding any vesting or exercisability provisions. If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a change of control of any plan or agreement, the Company must provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of the outstanding stock rights as of the date of termination and the total value of the stock rights in which Mr. Callon is vested as of the date of termination.
     The Agreement incorporates a provision to deal with the impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the provision of the excise tax gross-up in the Agreement is appropriate. If any payment to Mr. Callon is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a “gross-up” payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable.
Compensation of Non-Management Directors
     Each non-management director receives an annual retainer of $40,000 per year with an additional $20,000 per year for the chairman of the Audit Committee and an additional $10,000 per year to the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee. Each non-management director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings. In addition to cash compensation the Compensation Committee may, from time to time, grant performance shares. During 2007, the Compensation Committee awarded 5,000 shares of stock each to Messrs. Flury, Wallace, and Wilson. These shares vested immediately upon issuance. Mr. McVay joined the Board of Directors in October 2007 and the Compensation Committee awarded him 10,000 performance shares which will vest 50% on July 14, 2008 and 50% on July 14, 2009. The table below indicates the total compensation earned and paid during 2007 for each non-management director:
Non-Management Director Compensation for 2007

	Fees
	Earned
	or Paid	Stock		Option		All Other
	in Cash	Awards		Awards		Compensation	Total
Name	($)(1)	($)(6)		($)		($)	($)
L. Richard Flury	50,000 (2)	57,950	(7)	28,450	(10)	—	136,400
Larry D. McVay	10,000 (3)	20,194	(8)	—		—	30,194
John C. Wallace	60,000 (4)	69,100	(9)	28,450	(10)	—	157,550
Richard O. Wilson	50,000 (5)	69,100	(9)	28,450	(10)	—	147,550

(1)	Does not include reimbursement of expenses associated with attending the Board meetings.

(2)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Compensation Committee.

(3)	Represents that portion of the annual retainer of $40,000 earned and paid for the fourth quarter of 2007.

(4)	Represents annual retainer of $40,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.

(5)	Represents annual retainer of $40,000 and an additional $10,000 for acting as the chairman of the Nominating and Corporate Governance Committee.

(6)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” See Note 3 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(7)	Represents current year amortization in accordance with FAS 123R of 25,000 shares of common stock awarded on August 19, 2004. The shares awarded in 2004 had a fair market value of $11.59 on the date of the award with vesting over a five-year period. Amortization represents twelve of the sixty-month amortization period. The grant date fair value of the original award was $289,750.

(8)	Represents current year amortization in accordance with FAS 123R of 10,000 shares of common stock awarded on October 18, 2007 with a fair market value of $14.54 per share on the date of the award. The shares will vest 50% on July 14, 2008 and 50% on July 14, 2009. Amortization represents two of the twenty-four month amortization period. The grant date fair value of the original award was $145,500.

(9)	Represents current year amortization in accordance with FAS 123R of 25,000 shares of common stock awarded on July 14, 2004. The shares awarded in 2004 had a fair market value of $13.82 on the date of the award with vesting over a five-year period. Amortization represents twelve of the sixty-month amortization period. The grant date fair value of the original award was $345,500.

(10)	Represents current year amortization in accordance with FAS 123R of 5,000 stock options awarded on May 3, 2007. The options vested 100% on November 3, 2007.
     Fred L. Callon serves as Chairman of the Board of Directors but does not receive any additional compensation for his services in this capacity and therefore has been omitted from the table above. Compensation paid to Mr. Weatherly as a director prior to his appointment in November 2006 as Executive Vice President and Chief Financial Officer is disclosed in the Summary Compensation Table.
Securities Authorized for Issuance under Equity Compensation Plans
     The following information represents information concerning our equity compensation plans as of December 31, 2007:

	Number of securities
	to be issued upon	Weighted Average	Number of securities remaining
	exercise of	exercise price of	available for future issuance under
	outstanding options	outstanding options	equity compensation plans
	(#)	($)	(excluding securities reflected in
Plan	(a)	(b)	columns (a)
1994 Plan (1)	59,000	10.48	—
1996 Plan (1)	553,925	10.40	—
2002 Plan (2)	127,300	7.52	3,166
2006 Plan (1)	15,000	14.17	432,976

(1)	Plan approved by the Company’s shareholders.

(2)	Plan was adopted as a “broadly based” plan which did not require shareholder approval. See “Stock-Based Incentive Compensation Plans – 2002 Plan” for a description of the material terms of the Plan.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors is required by law and applicable New York Stock Exchange rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 2008. While shareholder ratification is not required by the Company’s bylaws or otherwise, the Board of Directors will present a proposal to the shareholders to approve and ratify as part of good corporate governance principles, the engagement of Ernst & Young LLP. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.
     Management recommends that the shareholders approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008. Unless otherwise indicated, all properly executed proxies received by the Company will be voted “FOR” such ratification at the Annual Meeting.
SHAREHOLDERS’ PROPOSALS
FOR 2009 ANNUAL MEETING
     Shareholders who desire to present proposals at the 2009 Annual Meeting of Shareholders and to have proposals included in the Company’s proxy materials must submit their proposals to the Company at its principal executive offices not later than December 11, 2008. If the date of the 2009 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2008 Annual Meeting of Shareholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2009 Annual Meeting of Shareholders.
     The person named in the Company’s form of proxy for the 2008 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 24, 2009, unless the Company changes the date of its 2009 Annual Meeting of Shareholders by more than 30 days from the date of the 2008 Annual Meeting of Shareholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2009 Annual Meeting of Shareholders.
     If the date of the 2009 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from the date of the 2008 Annual Meeting of Shareholders, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.
     In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS
     Financial statements of the Company for its most recent fiscal year are contained in the 2007 Annual Report and the Company’s Report on Form 10-K. Printed copies of the Company’s Annual Report, the Company’s Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to shareholders upon written request to the Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120. You may also view the documents on the Company’s website at www.callon.com.
OTHER BUSINESS
     The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of the Company and its shareholders.
     Please sign, date, and return your proxy promptly to avoid unnecessary expense. All shareholders are urged, regardless of the number of shares owned, to participate in the 2008 Annual Meeting by returning their proxy in the enclosed business reply envelope.
By Order of the Board of Directors
Fred L. Callon
Chairman, President and
Chief Executive Officer
Natchez, Mississippi
April 10, 2008

ANNUAL MEETING OF SHAREHOLDERS OF CALLON PETROLEUM COMPANY May 1, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20330000000000000000 9 050108 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting firm. NOMINEES: FOR ALL NOMINEES O Larry D. McVay O B. F. Weatherly O Richard O. Wilson 3. In their discretion, the Proxies are authorized to vote upon such other business WITHHOLD AUTHORITY FOR ALL NOMINEES as may properly come before the meeting or any adjournments thereof. FOR ALL EXCEPT THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER (See instructions below) DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 CALLON PETROLEUM COMPANY 200 North Canal Street, Natchez, Mississippi 39120 Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on May 1, 2008 The undersigned hereby constitutes and appoints Fred L. Callon his true and lawful agent and proxy with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Callon Petroleum Company, held of record by the undersigned on March 20, 2008 at the Annual Meeting of Shareholders to be held at 9:00 a.m. in the Grand Ballroom of the Country Inns & Suites, 111 Broadway Street, Natchez, Mississippi 39120 on May 1, 2008, and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. (Continued and to be signed on the reverse side) 14475